Exhibit (10)(J)

MASTER SERVICES AGREEMENT

This Master Services Agreement (including any exhibits and schedules/attachments hereto and any SOWs hereunder, the “Agreement”) is entered into as of September 30, 2015 (“Effective Date”) by and between Accenture LLP, an Illinois limited partnership with an office at 161 N. Clark St., Chicago, IL 60601 (“Accenture” or “Supplier”) and Teachers Insurance and Annuity Association of America, a New York life insurance company, with a place of business at 730 Third Avenue, New York, New York 10017-3206 (“Client” or “TIAA”), each a “Party” and together the “Parties”.

WHEREAS, Client desires to obtain certain implementation, consulting and outsourcing services from Accenture from time to time, and Accenture desires to provide such services to Client on the terms set forth below;

FOR AND IN CONSIDERATION OF the premises and mutual agreements herein, Accenture and Client agree as follows:

1. TERM. This Agreement will commence on the Effective Date and unless terminated earlier in accordance with its terms will continue until the expiration or termination of the last Statement of Work still in effect (the “Term”).

2. SERVICES.

2.1 Provision of Services. During the Term of this Agreement, Accenture shall provide to Client, and Client shall obtain from Accenture certain services (“Services”, as more fully defined in Exhibit 1 hereto) as more particularly specified in this Agreement and one or more mutually agreed upon statements of work to this Agreement, signed by both Parties. The Parties agree that when creating a Statement of Work (“SOW”) they will use the template as set out in Schedule B to the COAC, but in all circumstances will include applicable services description(s) and incorporate other applicable terms and conditions. The Parties agree to number each Statement of Work under this Agreement chronologically (i.e. SOW 1, SOW 2…). In the event of a conflict or ambiguity between any term of this Agreement and an SOW, the terms of this Agreement shall prevail unless and except to the extent the SOW explicitly notes the deviation from this Agreement, in which case the terms of such SOW will prevail with respect to that SOW only.

The following Exhibits (including any Attachments referenced in any of them) are attached to this Agreement and are incorporated by reference:

Exhibit 1	Definitions
Exhibit 2	Governance
Exhibit 3	[RESERVED]
Exhibit 4	Business Continuity /Disaster Recovery Services
Exhibit 5	Data Protection Procedures
Exhibit 6	[RESERVED]
Exhibit 7	Insurance Requirements
Exhibit 8	Accenture Competitors

2.2 Affiliates. Accenture may provide the Services through one or more Affiliates, provided that Accenture shall be responsible for the actions and/or omissions of its Affiliates undertaken in connection with this Agreement. Accenture acknowledges and agrees that the rights of Client set forth in this Agreement shall inure to the benefit of Client’s Affiliates. For the purposes of this Agreement, an “Affiliate” of a Party means any entity, whether incorporated or not, that Controls, is Controlled by, or is under common Control with such Party. “Control” means the ability, whether directly or indirectly, to direct the affairs of another by means of ownership, contract or otherwise. Notwithstanding the foregoing definitions, College Retirement Equities Fund (“CREF”) shall be considered an Affiliate of Client for the purposes of this Agreement.

2.3. Service Levels. Service Levels (as defined herein) and the Service Level methodology that will be used to measure Accenture’s performance of the Services will be set forth in the applicable SOW. Accenture agrees that, subject to the provisions in the applicable SOW, its performance of the Services will meet or exceed each of the applicable Service Levels set out in the applicable SOW (“Service Levels”) from and after the date(s) set forth in the applicable SOW for the commencement of the Service

Levels, subject in certain circumstances to the granting of Service Level Credits to Client for Accenture’s failure to meet or exceed such Service Levels in accordance with the applicable SOW. If the Services provided pursuant to the applicable SOW are changed, modified or enhanced, the Parties will review the Service Levels then in effect and will in good faith determine whether such Service Levels should be adjusted and whether other Service Levels should be implemented.

2.4. Transition. Each SOW will incorporate an associated Transition and Transition Plan, unless otherwise agreed by the Parties with respect to a particular SOW.

2.4.1 Accenture will commence providing the Base Services on the date set forth in the Transition Plan or such other date as the Parties may mutually agree following completion of the Transition (the “Base Services Commencement Date”). Client will retain responsibility for its operations that will comprise the Base Services until the Base Services Commencement Date.

2.4.2 The Transition Plan sets out the Transition Services, the schedule for tasks, and certain other matters related to such transition (collectively, the “Transition”):

(a)	The Parties will plan, prepare for and conduct the Transition in accordance with the Transition Plan.

(b)	Accenture will plan and prepare for the Transition with Client’s reasonable assistance. The mutual objectives of the Parties during the Transition will be to plan for and implement the Transition (i) to minimize disruption to Client’s applicable operations and degradation in documented service levels, and (ii) so as to complete Transition in all material respects no later than the scheduled completion date specified in the Transition Plan.

(c)	Accenture will be responsible for overall management of the Transition and, to the extent within its control, will use reasonable efforts to keep the Transition on schedule. Each of the Parties will perform the tasks required of it by the Transition Plan as scheduled in the Transition Plan. Client will cooperate with Accenture and provide to Accenture reasonable assistance, resources, information and other input to coordinate the Transition Services and to effect the Transition in a timely and efficient manner. Upon identification of any issues that would reasonably be expected to delay or otherwise adversely affect the completion of any Transition task, Accenture will promptly notify Client and the Parties will cooperate to establish a mutually acceptable action plan to minimize the delay or other adverse effect. To the extent that such action plan is required as a result of a failure by Client, its Affiliates or other Client contractors to cooperate in accordance with this Agreement, Accenture may require reasonable additional compensation for incremental additional effort or costs incurred as determined and to the extent mutually agreed by the Parties pursuant to the Change Control Procedure.

(d)	During the Transition, the Client Account Manager (as designated in the applicable SOW) and the Accenture Account Delivery Manager(s) (as designated in the applicable SOW), together with the Client Transition Lead (as designated in the applicable SOW) and the Accenture Transition Lead (as designated in the applicable SOW), and other appropriate representatives of the Parties, will periodically review the status of the Transition Services and all Transition-related activities.

(e)	Client may monitor, test and otherwise participate in the Transition (including Acceptance Testing with respect to Transition Milestones) as Client may from time to time reasonably request and/or as set forth in the applicable SOW. If Accenture determines that such activities may delay or otherwise adversely affect the Transition, Accenture will notify Client and the Parties will cooperate to establish a mutually acceptable resolution.

2.5 Business Continuity. Commencing on the Base Services Commencement Date (or such other date as set forth in the applicable SOW) and during the remainder of the Term of this Agreement, Accenture will provide to Client, and Client will obtain from Accenture, the business continuity and /or disaster recovery assistance, cooperation and services described in Exhibit 4 to this Agreement and the applicable SOW (the “Plans”). The Plans shall provide for the recovery from disruptions to staff, including pandemic planning and/or other impacts that could result in mass absenteeism. Accenture will exercise the Plan at regular intervals (no less frequently than annually), and provide Client with documented summary results of the business continuity/disaster recovery tests that relate to the Services provided hereunder. In addition, Accenture will provide sufficient notice to allow Client to participate as mutually agreed upon in Accenture’s test exercises for the Plans or re-test of the operability of the Plans at Client’s expense. Failure to comply with this Business Continuity section shall constitute a material breach of this Agreement. As reasonably required by Client, and no more than once annually, Accenture shall complete the Client Business Continuity Assessment (as provided to Accenture). Accenture will continue to provide the Services if Client relocates its operations to an interim or substitute facility or otherwise implements any of its internal disaster recovery plans. The occurrence of a Force Majeure event shall not excuse Accenture from performing its business continuity and/or disaster recovery responsibilities hereunder.

2.6 Termination Assistance Services. Unless otherwise provided in the applicable SOW, in connection with termination of the Services, Accenture will cooperate with Client and provide services to re-transition the Services to Client or its designee in an orderly manner as described in the applicable SOW (“Termination Assistance Services”), which Termination Assistance Services may include upon Client request the continued provision of the Base Services and other Services. Upon Client request, Accenture shall provide such Termination Assistance Services (including at Client’s request the continued performance of the Base Services and other Services) commencing up to twelve (12) months prior to the scheduled expiration or notice of termination and for up to twelve (12) months beyond the scheduled expiration or notice of termination. The term of this Agreement or applicable SOW will not be deemed to expire until the completion of Termination Assistance Services. Accenture may invoice Client for Termination Assistance Services in accordance with the rates then in effect under this Agreement or as otherwise specified in the applicable SOW, or if not otherwise provided under the Agreement or the applicable SOW, at Accenture’s standard rates applicable to such services in effect at such time.

2.7 Changing Nature of Services. Over the Term of this Agreement, the Parties will evaluate new business processes, technology and other innovations that may improve the value of the Services for Client. Where Client desires to implement any such innovations with respect to the Services, Accenture will prepare a proposal to do so pursuant to the Change Control Procedure set forth in Exhibit 2 to this Agreement.

3. PAYMENT FOR SERVICES AND EXPENSES.

3.1 Charges. Client shall pay Accenture the charges (Service Charges, Termination Assistance Service Charges, Travel, Expenses, Termination Charges (if any) and other amounts to the extent applicable) specified in the applicable SOW (“Charges”) plus taxes described in this Section 3. Total Charges excludes Pass-Through Expenses and Retained Expenses unless Client fails to pay such under Section 3.3 below. Accenture’s Charges are exclusive of all taxes that are Client’s responsibility under this Agreement.

An SOW may provide for Charges to be determined on a fixed-fee, time and materials or other basis, and may provide for payment only upon the achievement of Milestones as mutually agreed in such SOW. SOWs may further include holdback provisions; “holdback”, for purposes hereof, shall mean an amount of payment that would otherwise be payable to Accenture that Client and Accenture agree in the applicable SOW will be contingent upon the occurrence of certain payment events as set forth in the SOW.

3.2 Invoicing. Accenture will render a single consolidated invoice in arrears for Services provided under a single SOW for each month’s Charges unless otherwise stated in the applicable SOW. Each invoice will include detail as reasonably requested by Client to satisfy Client’s internal accounting and chargeback requirements, consistent with Client’s historical practices agreed in writing with Accenture and as specified in the applicable SOW. As may be mutually agreed by the Parties, such invoices will allocate charges among Charges components and countries. Unless otherwise provided in the applicable SOW, any amount due to Accenture under this Agreement for which a time for payment is not otherwise specified herein will be due and payable thirty (30) days after the date of Client’s receipt of Accenture’s invoice. Unless otherwise provided in the applicable SOW and subject to the execution of a local country agreement under which the Parties’ local Affiliates must be agreed to bound to this Agreement and the terms of any applicable SOW, all amounts to be paid to Accenture under this Agreement will be paid in US dollars by electronic funds transfer to the account or accounts designated by Accenture from time to time or by such other method as is mutually determined by the Parties. Any amount not paid when due will accrue interest from the original due date until paid at a rate equal to the lesser of 1% per month or the maximum rate permitted by law. All fees and expenses shall be submitted for payment within ninety (90) days of the date the fees and expenses should have been invoiced. Client shall have no liability for payment of fees and expenses that are submitted to Client for payment more than ninety (90) days following the date such fees and expenses should have been invoiced. Client reserves the right to require invoicing and payment through electronic transmission designated by Client at any time upon reasonable prior written notice to Accenture. Invoices that are incorrect, incomplete or contain services that were not requested in writing by Client will not be paid until corrected invoices are provided by Accenture and clarification and supplemental information (which may be in the form of emails) is provided regarding services that may have been performed at Client’s oral direction.

3.3 Pass-through Expenses and Retained Expenses. As specified in the applicable SOW, Client shall pay directly to the applicable vendors the expenses that are incurred by Accenture and that are to be passed through to Client (“Pass-through Expenses”), and the expenses that are billed directly to Client by applicable vendors and that are to be retained and paid directly to such vendors by Client (“Retained Expenses”). Accenture will provide Client with information necessary to permit Client to pay Pass-through Expenses, and Client will provide Accenture written confirmation of payment upon request. If Client does not pay Pass-through Expenses, Accenture has the right to make such payments and Client shall reimburse Accenture for those payments.

3.4 Travel and Expenses. Unless provided otherwise in the applicable SOW, Client shall reimburse Accenture for the expenses incurred by Accenture in the performance of the Services, including travel and lodging expenses, communication charges and other reasonable supplies (“Expenses”) consistent with then-current Client expense reimbursement policies provided the same are provided to Accenture.

3.5 Taxes.

Each Party shall be responsible for taxes based on its own net income, employment taxes of its own employees, and for taxes on any property it owns or leases. Client shall pay for all taxes in connection with this Agreement including sales, use, excise, value-added, goods and services, consumption, business, service, withholding and other similar taxes or duties. Should any payment for Services, products or technology provided by Accenture be subject to withholding tax by any government, Client shall reimburse Accenture for such withholding tax. Client agrees to reimburse and hold Accenture harmless from any deficiency (including penalties and interest) relating to taxes that are the responsibility of Client under this Section. For purposes of this Agreement, taxes shall include taxes incurred on transactions between and among Accenture and its Affiliates and third party subcontractors connected to delivery of Services as outlined in a particular SOW. The Parties will cooperate in good faith to minimize taxes to the extent legally permissible. Each Party will timely provide to the other Party any direct pay permits, resale exemption certificates, multiple points of use certificates, treaty certification, withholding tax certificates and other information reasonably requested by the other Party.

Accenture shall fully cooperate with Client’s efforts to identify taxable and nontaxable portions of amounts payable pursuant to this Agreement (including segregation of such portions on invoices) and to obtain refunds of taxes paid, where appropriate. Client may furnish Accenture with certificates or other evidence supporting applicable exemptions from sales, use or excise taxation. If Client pays or reimburses Accenture under this Section, Accenture hereby assigns and transfers to Client all of its right, title and interest in and to any refund for taxes paid.

3.6 Disputed Charges. As further specified in this Section, Client may withhold payment of invoiced Charges that Client reasonably and in good faith disputes (“Disputed Amounts”). Any amounts (or portions thereof) not so disputed shall be paid to Accenture by the applicable payment due date. Client must notify Accenture in writing within fifteen days after the payment due date of the Accenture invoice of any Disputed Amounts that Client intends to withhold, and shall describe in such notice in reasonable detail the reason for such withholding. Client and Accenture shall diligently pursue an expedited resolution of such dispute. If the Parties are unable to resolve any such dispute within thirty (30) days after the date payment of the applicable invoice is due, Client will be entitled to withhold the Disputed Amount with respect to such invoice; however, in the event the total of all such Disputed Amount(s) equals or exceeds a sum equal twenty percent (20%) of the Charges paid or payable under such SOW at any time, the Parties agree to submit all disputes related to such Disputed Amounts to the Expedited Dispute Resolution Process contained in Exhibit 2.

3.7 Benchmarking. Charges, Service Levels/Service Level Credits and other measurable aspects of the Client/Accenture relationship hereunder are subject to industry benchmarking at any time, not more than once annually, and not until 12 months post completion of the Transition Services (and if none, then no earlier than 12 months after the effective date of the applicable SOW) with respect to an SOW, at Client’s option using a written plan and process as mutually agreed upon by the parties. The Benchmarking Process shall be conducted by a Benchmarker chosen by Client, and Client shall pay the fees charged by the Benchmarker to conduct the Benchmarking Process

Accenture shall at its expense cooperate with and assist the Benchmarker and any other third parties involved in the Benchmarking Process, including providing data relating to the provision of the Services, as requested by Client or the Benchmarker. For clarity, Accenture shall not be required to provide data that reveals its cost to provide the Services, any intellectual property of Supplier or other client information in connection with the Benchmark Process except in the case of Pass-Through Expenses. Accenture shall review the Benchmark Results during the Benchmark Review Period. If any Charges paid by Client to Accenture with respect to a category of Services that is subject to the Benchmark Process are higher than the mean of the pricing contained in the Benchmark Results for such Service category, Accenture and Client shall negotiate in good faith any appropriate adjustments to the Services, Charges and/or Service Levels to address such variance. In no event will Accenture increase the Charges as a result of any benchmarking.

4. RESPONSIBILITIES AND ASSUMPTIONS.

4.1 Client Responsibilities. Client shall perform those tasks and fulfill those responsibilities specified herein and in the applicable SOW, including to the extent applicable the SOW section entitled Fundamental Assumptions and Dependencies (“Client Responsibilities”). Client acknowledges that Accenture’s performance is dependent on Client’s timely and effective performance of the Client Responsibilities and other timely decisions and approvals. Accenture will be excused from failures to perform its obligations under this Agreement, including meeting the Service Levels, to the extent that such failure results from the following:

4.1.1 Client, its third party contractors or other agents fail to timely and adequately perform the Client Responsibilities or there is another act or omission of Client or its third party contractors (not undertaken at Accenture’s direction or with Accenture’s consent) (each a “Client Event”); and such Client Event contributes in a material way to Accenture’s failure to perform.

4.1.2 Accenture shall:

(a) give Client prompt notice of any Client Event that may result or has resulted in such performance failure by Accenture;

(b) use its reasonable efforts to continue to perform despite any Client Event; and

(c) use its reasonable efforts to mitigate the adverse consequences of any Client Event.

4.1.3 Notwithstanding that Accenture may be impeded from the provision of a Service or Services as a result of a Client Event, Accenture will be entitled:

(a) to continue to invoice (and Client must pay) the Charges for such Service or Services; and

(b) to receive an equitable adjustment in the performance schedule and increased compensation to reflect any additional costs and expenses incurred, but only following Client’s prior written notification and approval in accordance with the Change Control Procedure in Section 13.2; and

(c) to charge for additional resources used as a result of such Client Event, including Accenture’s mitigation efforts to mitigate the adverse consequences such Client Event, but only following Client’s prior written notification and approval in accordance with the Change Control Procedure in Section 13.2.

4.1.4 Client shall be responsible (a) for its operation and use of the Custom Deliverables, (b) for ensuring that the scope of Services and Custom Deliverables meet Client’s requirements, and (c) for its compliance with all applicable Client Laws.

4.2 Facilities. Where this Agreement or an SOW specifies that a Party’s personnel may be located on-site at the other Party’s facilities, the Party controlling the facilities shall provide such personnel of the other Party with suitable office space, desks, storage, furniture, and other normal office equipment and support, adequate computer resources, telephone and facsimile service, postage, copying, word processing, and general office supplies as reasonably necessary for the performance or receipt of Services described in the applicable SOW(s). All such property at Client’s facilities, regardless of its physical location or use, will be deemed to be in the care, custody and control of Client. All such property at Accenture’s facilities, regardless of its physical location or use, will be deemed to be in the care, custody and control of Accenture.

4.2.1 The Services will initially be provided at the Client Service Locations and the Accenture Service Locations, each as identified in the applicable SOW. Services must be performed within the United States unless otherwise provided in the applicable SOW or unless Client is notified in advance and has agreed in writing that the Services may be performed outside of the United States. Accenture may change its Service Locations as identified in an SOW only upon prior written notice to and approval of Client.

4.3 Client-Provided Software. In order to carry out its responsibilities under this Agreement or an SOW, Accenture may need to use software, databases and data that are owned by or licensed to Client or otherwise obtain rights pursuant to contracts between Client and third parties (“Client-Provided Software”) as specified in the applicable SOW. To the extent so specified in the applicable SOW, Client grants to Accenture and its Affiliates (and authorized subcontractors), a worldwide, non-exclusive, non-transferable, royalty-free paid-up right and license to access, use, copy, modify and enhance such Client-Provided Software, all only to the extent necessary for Accenture’s performance of this Agreement and the applicable SOW. Such license will terminate upon the expiration of the applicable SOW. Client is administratively and financially responsible for obtaining with respect to each item of Client-Provided Software, any Consents necessary for the licenses and use specified above. Client will be responsible for the impact caused by any material delay or failure in obtaining such Consents. Accenture will inform Client as to its estimates of the impact of such delay or failure on Accenture’s ability to provide the Services in accordance with the terms of this Agreement and the SOW(s). In such event, the Parties shall seek to establish mutually acceptable alternative arrangements and to make appropriate adjustments in their respective obligations under the applicable SOW(s) (including the charges payable to Accenture) through the execution of a Change Order pursuant to Section 13.2. Any costs to Client that are associated with its carrying out these responsibilities are not included in the Charges and will be Retained Expenses. Accenture shall comply with restrictions on Accenture’s use of Client-Provided Software that are identified in writing to, and acknowledged by, Accenture. Subject to the foregoing, Client retains responsibility for its contractual obligations with respect to all Client-Provided Software.

4.4 Accenture-Provided Software. As between the Parties, Accenture will be the sole and exclusive owner of the Accenture-Provided Software. Unless otherwise specified in this Agreement or applicable SOW, Accenture is administratively and financially responsible for obtaining any Consents necessary for Client and Accenture to use Accenture-Provided Software. Accenture retains responsibility for its contractual obligations with respect to all such Accenture-Provided Software; provided, however, that Client shall comply with restrictions on Client’s use of such Accenture-Provided Software that are identified in writing to, and acknowledged by, Client. Accenture-Provided Software that Client may access or use in connection with receipt of the Services will be specified in the applicable SOW; Client’s rights to such Accenture-Provided Software will be limited to the rights separately identified by the Parties in writing, and unless otherwise agreed any Client access and use rights or license will terminate upon the expiration of the applicable SOW. Accenture shall have the right to monitor and audit use of the Accenture-Provided Software, provided, however, that Accenture may only exercise such right (i) following reasonable prior written notice to Client and (ii) during regular business hours with minimal disruption to Client’s operations; and provided further that Accenture’s personnel performing such audit shall be subject to and abide by Client’s security policies and procedures. If an audit shows that Client has not complied with restrictions on Client’s use of the Accenture-Provided Software that have been identified to, and acknowledged by Client, then Accenture shall notify Client and Client shall promptly modify its use of the Accenture-Provided Software so as to be in compliance with such restrictions.

4.5 Consents. The following provisions apply to the Party responsible for providing any software or Intellectual Property and otherwise when this Agreement or the applicable SOW imposes upon a Party the responsibility to obtain any consents, waivers, permits, clearances, approvals, licenses, rights and other authorizations (“Consent(s)”).

4.5.1 The Party responsible for obtaining the Consent shall use reasonable efforts to obtain such Consent. The other Party shall provide reasonable assistance to the responsible Party in obtaining such Consent. The Parties will cooperate to obtain such Consent in a cost effective and efficient manner.

4.5.2 Responsibility for obtaining the Consent, will also include (subject to Section 4.5.3 below) the payment of any required transfer, upgrade, access, license or similar fees or charges related thereto.

4.5.3 If any Consent cannot be obtained on a commercially reasonable basis, the Parties will (a) make any appropriate adjustments to their respective obligations under this Agreement and the applicable SOW(s), including, where necessary relieving Accenture of any Service or Service Level obligations or adjusting the Charges, all to the extent necessary due to a failure to obtain such Consent, and (b) seek to establish mutually acceptable alternative arrangements so that the Parties may perform their respective obligations under this Agreement and the applicable SOW(s), by alternative means. A Party and its employees, agents and subcontractors will be included within the scope of any Consent to be obtained by the other Party.

4.6 Assumptions. The Parties acknowledge that the Services, performance schedules, Charges and related items in this Agreement are dependent upon the accuracy and completeness of the information provided by Client as reflected in any assumptions and dependencies set forth in the applicable SOW. If either Party discovers that any fundamental assumptions and dependencies as set forth in the applicable SOW are inaccurate in any material respect, then that Party shall inform the other Party and the Parties will discuss the related impact (whether positive or negative) on Accenture’s ability to provide the Services in accordance with the terms of this Agreement and/or the applicable SOW. In such event, the Parties will seek to establish appropriate adjustments to their respective obligations under this Agreement (including the Charges payable to Accenture) through the execution of a Change Order pursuant to Section 13.2.

4.7 Cooperation with Client Third Party Vendors. Accenture shall in good faith cooperate with and provide reasonable support to Client and any Client Third Party Vendor (as defined in Section 5.4.4 below), as requested by Client from time to time, to coordinate Accenture’s provision of Services and the performance by Client and/or the Client Third Party Vendor of any service, activity or task related to or interdependent with such Services.

5. PROPRIETARY RIGHTS.

5.1 Ownership of Client-Provided Intellectual Property. As between the Parties, Client, its Affiliates and licensors will be the sole and exclusive owner of the Intellectual Property owned by Client or Client Affiliates or provided to Accenture by Client under this Agreement, including the Client-Provided Software (collectively, the “Client-Provided Intellectual Property”). Client-Provided Intellectual Property will be deemed to include any derivatives, modifications, enhancements or improvements to the Client-Provided Intellectual Property.

5.2 Ownership of Accenture-Provided Intellectual Property. As between the Parties, Accenture, its Affiliates and licensors will be the sole and exclusive owner of the Intellectual Property owned by Accenture or Accenture Affiliates (“Accenture–Owned Intellectual Property”) or provided to Client by Accenture under this Agreement (collectively the “Accenture-Provided Intellectual Property”). Accenture-Provided Intellectual Property will be deemed to include any derivatives, modifications, enhancements or improvements to the Accenture-Provided Intellectual Property.

5.3 Ownership of Custom Deliverables and Other Deliverables.

A. “Custom Deliverables” means the specifications, design documents, flow charts, software programs, documentation, reports and other similar work product that Accenture develops for delivery specifically for Client pursuant to the applicable SOW; provided, however, that Custom Deliverables excludes any Accenture-Provided Intellectual Property. Any such Accenture-Provided Intellectual Property will be subject to Section 5.4. Unless otherwise provided for in the applicable SOW, and subject to any restrictions of any third-party materials and Section 5.4 below, Custom Deliverables shall be Client’s sole and exclusive property. Accenture hereby assigns to Client without further consideration Accenture’s rights in and to such Custom Deliverables (excepting any Accenture-Provided Intellectual Property). To the extent any Custom Deliverables contains Accenture Confidential Information, such information will be subject to Section 6 below.

B. “Other Deliverables” shall refer to any other specifications, design documents, flow charts, software programs, documentation, reports and other materials that have not been developed specifically for Client but have been identified in an SOW and provided by Accenture to Client pursuant to such SOW. Unless otherwise provided for in the applicable SOW, and subject to any restrictions of any third-party materials and Section 5.4 below, (a) Client (and its Affiliates) will have a perpetual, irrevocable, worldwide, royalty free, non-transferable (except as otherwise provided herein or in the applicable SOW), non-exclusive, paid-up right and license to use, maintain, copy, modify, enhance and prepare derivative works of the Other Deliverables, and (b) Client’s rights in the Other Deliverables will be strictly for purposes of Client’s (and its Affiliates’) internal business purposes only. Client may allow Client Third Party Vendors as an authorized user under Client’s license to use the Other Deliverables to the extent that such Client Third Party Vendors are under an obligation of confidentiality with Client at least as restrictive as the terms set forth herein, such use is in accordance with the license restrictions contained herein and solely for the purpose of such Client Third Party Vendors’ providing Services to Client or Client Affiliates. All other rights (including all other intellectual and industrial property rights) in the Other Deliverables will remain with or are hereby assigned to Accenture.

C. For purposes of this Agreement, Custom Deliverables and Other Deliverables may be collectively referred to as “Deliverables”.

5.4 Embedded Accenture-Provided Intellectual Property. To the extent Accenture incorporates or embeds Accenture-Provided Intellectual Property into any Deliverables, the following provisions will apply:

5.4.1 If Accenture incorporates or embeds into any Deliverables any Accenture-Provided Intellectual Property (“Embedded Accenture-Provided Intellectual Property”), Accenture will grant and hereby grants to Client a nonexclusive, nontransferable (except as otherwise provided herein or in the applicable SOW), worldwide, royalty-free, perpetual, irrevocable license to use, maintain, modify, enhance and create derivative works of such Embedded Accenture-Provided Intellectual Property to the extent necessary to use or maintain such Deliverables for Client’s (and its Affiliates’) internal business purposes and solely as used in such Deliverables and not as a “stand-alone” product or separately from such Deliverables in which it is embedded. Accenture will not be deemed to have transferred or assigned any other rights to Client with respect to any Embedded Accenture-Provided Intellectual Property.

5.4.2 Notwithstanding such license, Accenture, its Affiliates and licensors will be the sole and exclusive owner of any modifications, enhancements and improvements to, or derivatives of, any Embedded Accenture-Provided Intellectual Property made by Client, Client Third Party Vendors or Client Affiliates pursuant to such license (the “Accenture-Provided Intellectual Property Enhancements”). Client hereby assigns to Accenture without further consideration Client’s rights in and to such Accenture-Provided Intellectual Property Enhancements. All such Accenture-Provided Intellectual Property Enhancements will be deemed part of the license granted to Client pursuant to Section 5.4.1.

5.4.3 If Client Affiliates are under an obligation of confidentiality at least as restrictive as the terms set forth herein, Client may allow Client Affiliates as an authorized user under Client’s license to the Deliverables (including Embedded Accenture-Provided Intellectual Property) to the extent such use is in accordance with the license restrictions contained herein. Such use is conditioned on Client and Client Affiliates’ agreement that all claims related to Client’s license must be brought solely by Client. Client shall be liable for the acts and omissions of its personnel, and its Affiliates and their personnel.

5.4.4 If third party vendors of Client (“Client Third Party Vendors”) are under an obligation of confidentiality at least as restrictive as the terms set forth herein, unless otherwise provided in the applicable SOW Client may allow Client Third Party Vendors as an authorized user under Client’s license to use the Deliverables (including Embedded Accenture-Provided Intellectual Property) to the extent such use is in accordance with the license restrictions contained herein, and solely for the purpose of such Client Third Party Vendors’ providing services to Client or Client Affiliates. Client shall be liable for the acts and omissions of Client Third Party Vendors and their personnel.

5.5 Further Assurances. The Parties shall cooperate with each other and execute such other documents as may be necessary or appropriate to achieve the objectives of this Section 5.

5.6 Knowledge Capital. Subject to the Parties’ obligations under Section 6 hereof, nothing in this Agreement will preclude either Party from acquiring, marketing, developing, distributing, licensing or using for itself or others, services, products or technology that are the same as or similar to those provided to the other Party by such Party pursuant to this Agreement. Furthermore, each Party will continue to be free to use the general knowledge, skills and experience and any ideas, concepts, know-how and techniques that are acquired or used in the course of providing or receiving the Services.

5.7 Open Source Materials . Accenture shall use reasonable commercial efforts through the use of industry standard software and other customary procedures to screen for and to identify for Client, Open Source Materials, if any, that it may make available under any SOW to the Client. To the extent Accenture identifies any such Open Source Materials to be made available to Client, Client shall use them pursuant to the terms of the applicable license to such Open Source Materials. Notwithstanding the foregoing, under no circumstance shall Accenture (a) knowingly incorporate any Open Source Materials into any Deliverable under any SOW, unless approved in writing by Client in advance, or (b) make available to Client any Open Source Materials containing “copy left” restrictions, unless approved in writing by Client in advance. Unless otherwise agreed in writing, if Open Source Materials are made available by either Party (and, in the case of materials made available by Accenture, identified to Client), such materials will be made available on an “as is” basis and, to the extent permitted by applicable law, without express or implied warranties of any kind.

6. CONFIDENTIAL INFORMATION.

6.1 Confidential Information. In connection with this Agreement, each Party may disclose to the other Party information that relates to the disclosing Party’s business operations, financial condition, customers, products, services, or technical knowledge. Client and Accenture agree that all information communicated to it by the other or to which it has access in connection with the Services, and the terms and conditions of this Agreement (“Confidential Information”) will be held by the receiver in confidence and used only for the purposes of this Agreement. The Parties acknowledge that third-party software may be subject to additional confidentiality restrictions imposed by the applicable vendor’s license or other agreement. With respect to information communicated to Accenture by Client or to which Accenture has access in connection with the Services, the term “Confidential Information” shall include Client Personal Data, as defined and further addressed in Section 7 below.

6.2 Use and Nondisclosure. The Confidential Information of the discloser may be used by the receiver only in connection with the Services and may only be copied or reproduced to the extent reasonably necessary for the receiver to perform its obligations or to receive or use the Services or Deliverables under this Agreement (including all SOWs). Either Party may disclose the terms and conditions of this Agreement (and SOWs) to its accountants and attorneys and to third parties in connection with the proposed sale of all or any portion of the business or assets of Accenture, Client, and/or any Client Affiliate or Accenture Affiliate, provided that such parties are under an obligation of confidentiality at least as restrictive as the terms set forth herein.

6.3 Standard of Care. Each Party will use at the least the same degree of care to safeguard and prevent disclosing to third parties the Confidential Information of the other as it employs to avoid unauthorized disclosure or publication of its own information of a similar nature, and in any event, no less than reasonable care. Each Party may disclose relevant aspects of the other Party’s Confidential Information to its employees, Affiliates, subcontractors and agents to the extent such disclosure is reasonably necessary for the performance of its obligations, to receive or use the Services or Deliverables, or the enforcement of its rights under this Agreement (including applicable SOWs), provided, however, that such disclosing Party shall use reasonable efforts to ensure that such Affiliates, subcontractors or agents comply with these confidentiality provisions. Each Party will be responsible for any disclosure of Confidential Information by such Party’s employees, Affiliates, subcontractors or agents.

6.4 Return. All Confidential Information made available by either Party, and all copies of such Confidential Information, shall be returned or destroyed by the receiver upon the expiration or termination of this Agreement, unless the receiver is otherwise allowed to retain such Confidential Information. Accenture may retain, subject to the terms of this Section 6, copies of Client’s Confidential Information required for compliance with applicable professional standards or quality assurance requirements.

6.5 Exceptions. This Section 6 will not apply (except with respect to Client Personal Data) to any particular information that either Party can demonstrate (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) was in the possession of the receiving Party at the time of disclosure to it and was not the subject of a pre-existing confidentiality obligation; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information (without corresponding confidentiality obligations) to it; or (e) was independently developed by the receiving Party without use of the Confidential Information of the disclosing Party.

6.6 Government Obligations. A Party will not be considered to have breached its obligations under this Section 6 for disclosing Confidential Information of the other Party to the extent required to satisfy any legal requirement of a competent governmental or regulatory authority, provided that promptly upon receiving any request from or on behalf of such authority and to the extent that it may legally do so, such Party receiving such request: (a) advises the other Party prior to making such disclosure in order that the other Party may: object to such disclosure, take action to ensure confidential treatment of the Confidential Information, or (subject to applicable law) take such other action as it considers appropriate to protect the Confidential Information; and (b) takes all action necessary to not disclose Confidential Information that is not required to satisfy such legal requirement (including through redaction of sensitive commercial information, including key terms of this Agreement, or otherwise). The Party whose Confidential Information is being so requested shall reimburse the other Party for all costs and expenses (including legal fees) incurred by that other Party in enforcing under clauses (a) and (b) above the confidentiality of such Confidential Information.

7. CLIENT PERSONAL DATA.

7.1 Client Personal Data. For purposes of this Agreement, “Client Personal Data” means data and/or information that is provided by or on behalf of Client and which consists of information or data naming or identifying a natural person such as: (a) personally identifying information that is explicitly defined as a regulated category of data under any data privacy or data protection laws applicable to Client; (b) non-public information, such as a national identification number, passport number, social security number, driver’s license number; (c) health or medical information, such as insurance information, medical prognosis, diagnosis information or genetic information; (d) financial information, such as a policy number, credit card number and/or bank account number; (e) sensitive personal data, such as mother’s maiden name, race, marital status, gender or sexuality; and/or any other non-public personal information regarding individual “consumers” or “customers” of TIAA as “consumers” or “customers” is defined in Section 509(4) of the Gramm Leach Bliley Act of 1999, and in the Fair Credit Reporting Act (FCRA) and the Fair and Accurate Credit Transactions Act of 2003 (FACT Act). The term “Client Personal Data” will not include information or data that is aggregated. The term “Client Personal Data” will also not include information that is anonymized or de-identified (i.e., that was once associated with data that named or identified a natural person but where the name or identification has been removed) to the extent that (1) Accenture agrees, in writing, not to attempt to re-identify such data, and (2) Accenture requires any third parties that are provided such data to enter into a written agreement that states that they will not attempt to re-identify such data and that they will not provide such data to any additional third parties that are permitted to re-identify such data. To the extent possible, the applicable SOW will identify the type of files and data that comprise Client Personal Data and that will be processed by Accenture under that SOW.

7.2 Data Privacy Laws. The Parties shall comply with their respective obligations as the data owner/controller/covered entity and the data processor/licensee/business associate/trading partner/service provider under applicable data protection laws and regulations (together, the “Data Privacy Laws”).

During the term of this Agreement, the Parties agree to comply with privacy laws directly applicable to their respective businesses. Without limiting the foregoing, Accenture shall use Client Personal Data solely to provide the Services and for no other purpose. If Client believes that, in the course of providing Services under this Agreement, Accenture will have access to data that Client does not want the Accenture Personnel to comprehend, Client may encrypt such data so that it will be unintelligible.

Accenture shall maintain throughout the term of this Agreement the appropriate security measures, policies, and procedures that are designed to meet the applicable objectives of the Gramm Leach Bliley Act of 1999 (“GLB”), The Fair Credit Reporting Act (“FCRA”) as amended by the Fair and Accurate Credit Transactions Act of 2003 (“FACT Act”), Accenture’s WISP, and applicable state privacy laws and regulations, including without limitation the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq. Accenture agrees that its WISP and the Data Protection Procedures which are a part of Exhibit 5, as well as its policies and practices, comply with the substantive requirements of 201 CMR 17.00 regardless of whether that regulation applies to Accenture, or particular Client Personal Data. In accordance with Exhibit 5, Accenture represents that it currently maintains and shall continue to maintain throughout the term of this Agreement physical, electronic and procedural safeguards that are designed to protect against:

(a) Anticipated threats or hazards to the security or integrity of Client Personal Data;

(b) Unauthorized access to or use of Client Personal Data that could result in substantial harm or inconvenience to any employee, consumer, or customer of Client; and

(c) Unauthorized access to or use of Client Personal Data during its disposal that could result in substantial harm or inconvenience to any employee, consumer, or customer of Client.

Notwithstanding anything herein to the contrary, Accenture shall be permitted to disclose Client Personal Data as may be required by law, regulation, judicial or administrative process or in connection with litigation pertaining thereto, provided that Accenture first gives Client prompt notice and a reasonable opportunity to seek an injunction to prevent the disclosure of Client Personal Data if Client believes such disclosure is not legally required.

In addition, Accenture will promptly respond to any reasonable written request by Client for assistance regarding Client’s obligations with respect to Client Personal Data protected under this provision, including, but not limited to, Client’s obligation for due diligence and monitoring and auditing of Accenture’s privacy policy and WISP.

Accenture agrees not to disclose Client Personal Data governed by GLB, FCRA, as amended by the FACT Act, and applicable state privacy laws to any party not otherwise authorized to receive Confidential Information herein except as otherwise set forth herein.

Accenture further agrees to promptly notify Client of any known breach to Accenture’s, or any Subcontractor’s, physical perimeter that house Client data and/or computer systems which may have compromised Client Personal Data.

Accenture shall immediately inform Client in writing upon learning of any of the following:

(a) request for access to any Client Personal Data received by Accenture from any individual; or

(b) request for access to any Client Personal Data received by Accenture from any government official (including any data protection agency or law enforcement agency).

In the event Accenture becomes aware of or suspects that any Client Personal Data has been compromised in any manner, Accenture shall notify Client within 24 hours, in writing, and provide all reasonably requested information about the event. For the purposes of this section “compromise” includes, but is not limited to: (a) any unauthorized access to Client Personal Data, (b) any unauthorized acquisition of Client Personal Data (c) any inadvertent disclosure of Client Personal Data to any third party, (d) any known or suspected misuse of Client Personal Data, (e) any suspected use of Client Personal Data outside the scope of this Agreement and (f) any known or suspected loss, alteration or destruction of Client Personal Data other than as required or permitted by this Agreement.

7.3 Data controller/processor. The Parties acknowledge that, with respect to Client Personal Data controlled and/or processed by Accenture for the purpose of providing the Services: (a) Client, in its sole discretion, shall determine the scope and purposes for which such Client Personal Data will be provided to Accenture and the manner in which such Client Personal Data may be processed by Accenture as permitted under the Data Privacy Laws; (b) as between Accenture and Client, Client shall be the data controller/owner/covered entity of the data as defined in the Data Privacy Laws (the “Data Controller”); and (c) as between Accenture and Client, Accenture shall be the data processor/licensee/business associate/trading partner as defined in the Data Privacy Laws. Accenture shall use Client Personal Data solely to provide the Services hereunder and for no other purpose.

7.4 Compliance. As between Accenture and Client, Client shall be solely responsible for determining compliance with Data Privacy Laws as the Data Controller, and Accenture shall be solely responsible for determining compliance with Data Privacy Laws as the Data Processor. In no event will Accenture be required to monitor or advise on the Data Privacy Laws applicable to Client as the Data Controller or otherwise with respect to Client Personal Data. Both Parties agree to comply with their respective obligations as set forth in Exhibit 5. Furthermore, both Parties agree that Accenture may transfer Client Personal Data within Accenture’s global organization, but only where expressly contemplated in the applicable SOW and necessary for and in connection with the provision of the Services under such SOW, and only in accordance with the applicable Data Privacy Laws. Both Parties agree to execute further contracts to enable such transfers, where this is required by applicable Data Privacy Laws and to the extent required in connection with the Services as set forth in an applicable SOW.

7.5 Use and disclosure. Client Personal Data will remain the property of Client. Where, in connection with this Agreement, Accenture accesses, processes or stores Client Personal Data as a data processor, Accenture shall: (a) process such Client Personal Data only as provided in the Data Protection Procedures, on written instructions of Client and to the extent reasonably necessary or appropriate for the performance of this Agreement (including applicable SOWs); (b) not disclose Client Personal Data to any third party except to an authorized Accenture subcontractor or Pre-Approved Subcontractor listed in the applicable SOW or Accenture Affiliate or as required by law or with Client’s written consent. Accenture shall not be in breach of this Section 7.5 if Accenture refuses to act on the written instructions by Client that Accenture reasonably believes violates Data Privacy Laws applicable to Accenture in its role as data processor. Client will be responsible for the sufficiency of its policies and safeguards regarding Client Personal Data.

7.6 Changes. In the event that there are any changes to (including changes in interpretation of) any of the Data Privacy Laws which require a change to the provision of all or any part of the Services or a method of delivery of such Services in use by Accenture prior to such change, including the terms of this Section 7 and Exhibit 5 (Data Protection Procedures) Client shall bear the cost of such changes; further, the Parties shall make appropriate adjustments to the terms of this Agreement and the Services (and corresponding Charges) in accordance with the Change Control Procedure in Section 13.2, and as set forth in Section 14 with respect to Client Laws and Client Compliance Directives.

7.7 Return. All Client Personal Data will be returned or destroyed by Accenture upon the expiration or termination of this Agreement, or at any time upon receipt of written request from Client. Accenture may retain archival copies of Client Personal Data as reasonably necessary to verify Accenture’s compliance with this Agreement. Accenture will identify such data to Client at the time such archival copies are withheld and all such retained Client Personal Data shall remain subject to the confidentiality and privacy terms and conditions of this Agreement for so long as Accenture retains such Client Personal Data.

7.8 Transfer of Data Outside EU. If the Services as set forth in any SOW expressly contemplate international personal data transfers from and to a number of locations, the Parties acknowledge that the process for dealing with such international data transfers will include all necessary agreements that incorporate the EU standard contractual clauses between the Client and its Affiliates

(“Client Group”) in their capacity as data controllers and Accenture and its Affiliates (“Accenture Group”) in their capacity as data processors. The liability provisions therein, as between the members of the Accenture Group and the members of the Client Group, will be subject to the liability provisions of this Agreement. The Parties shall use all reasonable efforts to complete such agreements and expedite the process, and at a minimum, shall complete any such agreements prior to commencement of any international transfers of personal data. In particular, each Party shall provide a central point of contact for input from its Affiliates and except as otherwise mandated by law, the Parties shall rationalize the process as far as possible by using multi-party agreements, rather than bi-lateral agreements.

8. REPRESENTATIONS, WARRANTIES AND COVENANTS.

8.1 Mutual Warranties. Each Party represents that (a) it has obtained all authorization(s) and Consents necessary to fully perform this Agreement, (b) it has the right to execute this Agreement and act in accordance with its terms, and (c) the execution and performance of this Agreement are within its respective corporate powers, have been duly authorized by all necessary corporate action, do not require any consent of or filing with any third party or governmental body or agency, and do not violate any applicable law, agreement, judgment, order, or the like or its charter or by-laws.

8.2 Covenants. Accenture covenants that it will perform Services in a good and workmanlike manner. Accenture further represents, warrants and covenants that:

(a)	Accenture Personnel are U.S. citizens or have valid U.S. immigration status, and with respect to Accenture Personnel, Accenture is in full compliance with the requirements of the Immigration Reform and Control Act, including the requirements with regard to I-9 forms; and

(b)	The Services shall conform to or exceed, in all material respects, the requirements and specifications set forth in this Agreement, including any Statement of Work. Accenture shall, at no expense to Client, promptly correct any failure to fulfill this warranty; and

(c)	The Deliverables provided by Accenture pursuant to this Agreement shall be: (i) free from material defects in materials, design, and workmanship for the applicable Warranty Period; (ii) in material conformance with any applicable documentation, manuals, specifications or requirements for the applicable Warranty Period; and (iii) free and clear of any liens, claims, charges, debts or other encumbrances; and

(d)	To the best of its knowledge, the Services, any Deliverables and any Accenture-Provided Intellectual Property provided by Accenture to Client under this Agreement do not, and shall not, infringe, misappropriate or otherwise violate a patent, copyright, trademark, trade secret or other intellectual property right of a third party.

8.3 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXCLUDE ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY OTHER MATTER, INCLUDING FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, INFORMATIONAL CONTENT, SYSTEMS INTEGRATION, NON-INFRINGEMENT, INTERFERENCE WITH ENJOYMENT, OR RESULTS TO BE DERIVED FROM THE USE OF ANY SERVICE, SOFTWARE, DELIVERABLES, CUSTOM DELIVERABLES OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT. ACCENTURE EXPRESSLY DISCLAIMS ANY WARRANTY, REPRESENTATION, TERM OR CONDITION AS TO THE ACCURACY OR COMPLETENESS OF DATA, OPERATIONAL CRITERIA OR PARAMETERS PROVIDED BY CLIENT.

9. INDEMNIFICATION.

9.1 Indemnification by Accenture. In addition to Accenture’s indemnification obligations in Sections 9.3 and 10.5, and any contained in an applicable SOW, Accenture shall indemnify, defend and hold harmless Client and its Affiliates, and respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents (each a “Client Indemnified Party”), from and against any and all sums finally awarded (or paid pursuant to a final settlement agreement) to a third party arising from a claim, action or demand by such third party against a Client Indemnified Party, and any Claim Costs incurred by Client Indemnified Party in connection with such claim, whether based in whole or in part in contract, tort, negligence, statute or otherwise, to the extent that such claim, action or demand arises from (a) the death of or bodily injury to any person or loss of or damage to real or tangible personal property to the extent caused by the negligence or Willful Misconduct of Accenture, its personnel, agents, Affiliates or subcontractors during the course of the Services under this Agreement; (b) Accenture’s noncompliance with applicable law in breach of Section 14.2 hereof; (c) Accenture’s breach of its obligations with respect to Confidential Information under Section 6; (d) the Gross Negligence or Willful Misconduct of Accenture, its personnel, agents, Affiliates or subcontractors during the course of the Services under this Agreement; however, such indemnification shall not affect any claims that Accenture may have against Client under this Agreement with respect to the Services giving rise to such claims; or (e) Accenture’s breach of its obligations with respect to Section 7 including the Data Protection Procedures as described in Section 7 and Exhibit 5 .

9.2 Indemnification by Client. In addition to Client’s indemnification obligations in Sections 9.3 and 10.5, and any contained in an applicable SOW, Client shall indemnify, defend and hold harmless Accenture and its Affiliates, respective employees, directors, officers, principals (partners, shareholders or holders of an ownership interest, as the case may be) and agents (each an “Accenture Indemnified Party”), from and against any and all sums finally awarded (or paid pursuant to a final settlement agreement) to a third party arising from a claim, action or demand by such third party against an Accenture Indemnified Party, and any Claim Costs incurred by an Accenture Indemnified Party in connection with such claim, whether based in whole or in part in contract, tort, negligence, statute or otherwise, to the extent that such claim, action or demand arises from (a) the death of or bodily injury to any person or loss of or damage to real or tangible personal property to the extent caused by the negligence or Willful Misconduct of Client, its personnel, agents/subcontractors, or Affiliates during the course of the Services under this Agreement; (b) Client’s breach of its obligations with respect to Confidential Information under Section 6; (c) Client’s noncompliance with applicable law in breach of Section 14.1 hereof; (d) claims by Client’s customers, employees or Client Third Party Vendors that arise from the Services under this Agreement, except to the extent such claims arise out of Accenture’s negligence, Willful Misconduct or breach of its obligations under the Agreement, and provided however, such indemnification shall not affect any claims that Client may have against Accenture under this Agreement with respect to the Services giving rise to such claims; or (e) Client’s breach of its obligations with respect to Section 7 including the Data Protection Procedures as described in Section 7 and Exhibit 5.

9.3 Infringement Indemnity.

9.3.1 Accenture Infringement Indemnity. Provided that Client promptly (and in any event in a manner sufficiently timely for Accenture’s defense not to be materially prejudiced) notifies Accenture in writing of a third party claim, action or demand against Client or a Client Affiliate that the Services, any Accenture-Provided Intellectual Property or any Deliverable (except Custom Deliverables) infringes (a) a patent issued by a country where the Services/Deliverables are contracted, performed and/or delivered under this Agreement, or (b) a patent issued on or before the delivery date of the applicable Custom Deliverable by a country where the Services are contracted and/or delivered under this Agreement, (c) a copyright, trademark or trade secret of any third party (each a “Client Infringement Claim”), Accenture will indemnify, defend and hold harmless Client and any Client Affiliates from and against any and all sums awarded (or paid pursuant to settlement agreement) to a third party arising from such Client Infringement Claim and any Damages incurred by Client or any Client Affiliates in connection with such claim. .

9.3.2 Client Infringement Indemnity. If Accenture promptly notifies Client in writing of any third party claim, action or demand against Accenture that any Client-Provided Intellectual Property infringes (a) a patent issued by a country where the Services are contracted and/or delivered under this Agreement, or (b) a copyright or trade secret of any third Party (each an “Accenture Infringement Claim”), Client will indemnify, defend and hold harmless Accenture and any Accenture Affiliates from and against any and all sums awarded to a third party arising from such Accenture Infringement Claim against an Accenture Indemnified Party.

9.3.3 Exclusions. Notwithstanding anything to the contrary herein, Accenture will have no liability to any Client Indemnified Party and Client will have no liability to any Accenture Indemnified Party, under Sections 9.3.1 and 9.3.2 respectively, to the extent that the Client Infringement Claim or Accenture Infringement Claim (as applicable) is based upon: (a) modifications to any deliverable or item made by or at the direction of the Indemnified Party in a manner that causes the infringement; (b) use of any deliverable or item in combination with any hardware, software or other products or services in a manner that causes the infringement and where such combination was not within the reasonable contemplation of the Parties given the intended use of the deliverable or item; (c) the failure of an Indemnified Party to use corrections or enhancements to such deliverables or items that are made available by the other Party; (d) detailed, non-discretionary designs or specifications provided by the Indemnified Party that necessarily caused such Infringement Claim; (e) the Indemnified Party’s distribution, marketing or use for the benefit of third parties (other than to provide Services to Client and its Affiliates hereunder) of the deliverable or item, or (f) Open Source Materials that, with respect to a Client Infringement Claim, were identified to Client by Accenture as Open Source Materials and approved by Client.

9.3.4 Remedy. If any Service, Accenture-Provided Intellectual Property or Deliverable provided by Accenture hereunder is, or in Accenture’s reasonable judgment is likely to become, the subject of a Client Infringement Claim, Accenture, at its expense and in addition to defending the claim and providing the indemnity as required by 9.3.1 above, will, at Accenture’s option: (1) procure for Client the right to use and continue using such deliverable or item, (2) replace it with a non-infringing equivalent or (3) modify it to make its use hereunder non-infringing, such that such replacement or modification does not result in a degradation of the performance or quality of such deliverable or item. If none of the foregoing options (1), (2) or (3) are available despite Accenture’s commercially reasonable efforts to pursue all of them, then (but only then) Accenture may terminate the applicable SOW with respect to the infringing Accenture-Provided Intellectual Property or Deliverable and return to Client the Charges paid to Accenture under the applicable SOW which relates to such Accenture-Provided Intellectual Property or Deliverable (provided the Charges under such SOW shall be prorated over the term of such SOW).

If any deliverable or item provided by Client hereunder is, or in Client’s reasonable judgment is likely to become, the subject of an Accenture Infringement Claim, Client, at its expense and in addition to defending the claim and providing the indemnity as required by 9.3.2 above, may at its option (a) procure for Accenture the right to use such deliverable or item, replace it with a non-infringing equivalent or modify it to make its use hereunder non-infringing, or (b) notify Accenture to cease use of such deliverable or item, in which case the Parties will seek to establish mutually acceptable alternative arrangements and to make any appropriate adjustments to their respective obligations under this Agreement though the execution of a Change Order.

The foregoing provisions of this Section 9.3 constitute the Parties’ sole and exclusive remedies and each Party’s entire liability with respect to Client Infringement Claims and Accenture Infringement Claims, as the case may be. To the extent Accenture has incurred liability and Client has recovered Damages from Accenture with respect to Client Infringement Claims pursuant to this Section 9.3, Client shall not be entitled to also claim and recover such amounts for Accenture’s breach of the warranty set forth in Section 8.2(d).

9.4 Consent to Settlement. The Indemnifying Party will have no obligation to indemnify the Indemnified Party under any settlement made without the Indemnifying Party’s written consent.

9.5 Insurance. Accenture agrees that during the term of this Agreement, Accenture shall comply with the insurance requirements set forth on Exhibit 7, which is attached hereto and incorporated herein by reference. The amounts, coverage or types of insurance shown in Exhibit 7 do not limit or expand Accenture’s liability nor relieve Accenture of any obligations under this Agreement. Client makes no representation as to the adequacy of the insurance coverages and limits shown in Exhibit 7. Neither Party is required to obtain insurance for the benefit of the other Party. Each Party shall pay all costs and receive all benefits under policies arranged by it.

10. EMPLOYEES; RELATIONSHIP OF THE PARTIES; SUBCONTRACTORS

10.1 Assignment of Personnel.

A. Except as provided in this Section 10.1 and in Section 10.2, Accenture reserves the right to determine which Accenture Personnel will be assigned to perform Services, and to replace or reassign such personnel during the Term of this Agreement. Upon the reasonable and lawful request of Client, Accenture shall promptly remove any Accenture Personnel performing Services under this Agreement at Client’s premises. Upon the reasonable request of Client, Accenture shall promptly, and after consultation with Client, address any reasonable concerns or issues raised by Client regarding any Accenture Personnel performing Services under this Agreement at premises other than Client premises, which may include, as appropriate, removing such Accenture Personnel from the Client account. The replacement of Accenture Personnel shall not relieve Accenture of its obligations under this Agreement. Accenture shall use commercially reasonable efforts to replace any Accenture Personnel removed from the Client account with personnel acceptable to Client within thirty (30) calendar days of removal of such Accenture Personnel.

B. Prior to (i) assigning Accenture Personnel to perform Services at a Client Service Location, unescorted by a Client employee, and/or (ii) allowing Accenture Personnel unrestricted access to Client’s computer network, or (iii) providing Accenture Personnel with access to Client Personal Data or other Client Confidential Information, Accenture has performed a criminal background check and has verified the work and education history of each individual Accenture Personnel in accordance with its standard at-hire procedures, a copy of which will be provided to Client upon its reasonable request. Upon request, Accenture will provide to Client pass/fail results of these screenings, with appropriate redactions to preserve the confidentiality of such Accenture Personnel’s personally identifiable information, to verify that these obligations have been performed. The Parties agree that Accenture’s background checking policies as of the Effective Date are no less rigorous than those of Client. Accenture will prevent any Accenture Personnel that has not successfully passed a background check from performing Services or accessing Client facilities, network or information.

10.2 Key Management Positions. The Parties may jointly designate from time to time in each SOW Key Management Positions for such SOW.

10.3 Subcontractors.

10.3.1 Prior to subcontracting any of the Services, Accenture must first notify Client of the proposed subcontract and subcontractor and obtain Client’s prior written approval, except that Accenture may, without further notice or Client’s further approval:

(a) enter into subcontracts for third party services or products with any of the subcontractors or Pre-Approved Subcontractors listed in the applicable SOW or in the applicable SOW as pre-approved;

(b) cause its Affiliates to provide any of the Services; or

(c) enter into subcontracts with (i) natural persons (x) who qualify as “independent contractors” or “temp employees” of Accenture who provide temporary services to Accenture under independent contractor relationships of a type commonly referred to in the United States as “1099” relationships, or (y) who provide services to Accenture on a leased employee or so-called “staffed or temp-employee basis” pursuant to contracts between Accenture and a staff augmentation or staff supplementation company, where either such “independent contractors” or “temp employees” is under a confidentiality obligations regarding Client Confidential Information no less strict than Accenture’s obligations under this Agreement, or (ii) subcontractors that provide facilities maintenance, software and/or hardware maintenance, facility security, printing, storage and other ancillary indirect support services to Accenture provided that the same do not have access to Client Confidential Information or Client Personal Data; or

(d) in the ordinary course of business, enter into subcontracts for third party services or products in respect of the Services to Client in any Contract Year if such subcontract does not constitute a material portion of the Services in the applicable SOW or is not exclusively dedicated by Accenture for the Services and in any case, where the same do not have access to Client Confidential Information or Client Personal Data.

For purposes of Section 10.3, subcontractors specified in subsections (c) and (d) of this Section 10.3.1 are “Excepted Subcontractors”.

10.3.2 Any reference in this Agreement to Client granting a right to, or conferring a benefit upon, Accenture in order to facilitate the provision of the Services will be deemed to include Accenture’s subcontractors as authorized hereunder unless the context indicates otherwise.

10.3.3 Accenture may only add or replace any subcontractor with Client’s prior written approval; however, no notice or approval will be required with respect to Excepted Subcontractors. If Client expresses any concerns to Accenture regarding performance issues with any Accenture subcontractors, Accenture will cooperate with Client to resolve such concerns on a mutually acceptable basis. Accenture shall be responsible for the actions and omissions of its subcontractors, Pre-Approved Subcontractors listed in the applicable SOW and Excepted Subcontractors as if such actions or omissions were those of Accenture.

10.4 Non-Solicitation. Each Party agrees it will not solicit, offer work to, employ, or contract with, directly or indirectly, on its own behalf, any of the Personnel of the other Party or of its Affiliates with which/whom it comes into direct contact during or within twelve (12) months after conclusion of such Personnel’s participation in the Services, without prior written authorization from the other Party. If a Party breaches this Section 10.4, the breaching Party shall pay compensation to the non-breaching Party in the form of liquidated damages equal to the greater of one (1) year’s compensation either (a) offered to such Personnel by the breaching Party or (b) paid or offered to such Personnel by the non-breaching Party. However, this Section 10.4 will not apply to (x) individual personnel who independently respond to indirect solicitations (such as general newspaper advertisements, employment agency referrals and internet postings) not targeting such personnel, or (y) work by an entity engaged by a Party other than in connection with this Agreement.

10.5 Joint Employer. Neither Party shall be deemed a joint employer of the other’s employees. Each Party shall indemnify the other Party from and against claims made by the indemnifying Party’s employees that they are co-employed by the other Party. The indemnification procedural requirements set forth in Section 9.4 shall be applicable to the indemnification obligations of each Party under this Section 10.5. Neither Party’s employees will be deemed “leased” employees of the other for any purpose. In connection with this Agreement, each Party is an independent contractor and does not have any authority to bind or commit the other. Nothing in this Agreement will be deemed or construed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose.

11. LIMITATION OF LIABILITY.

11.1 Direct Damages. Circumstances may arise where because of a default by a Party or other liability, a Party may become liable to the other Party. Except as otherwise set forth herein, the total liability of each Party (and its Affiliates and subcontractors) to the other Party (and to its Affiliates and subcontractors) with respect to any matter arising under an SOW under this Agreement, is limited to an amount, in the aggregate, equal to:

(a) with respect to the SOWs relating specifically to the installation, configuration, application services or outsourcing services related to ALIP (presently SOW 1, SOW 2, and SOW 3 (under development) (collectively, the “ALIP SOWS”)) under the Agreement, the Charges paid or payable to Accenture under the ALIP SOWS under the Agreement during the twelve (12) month period immediately preceding the most recent event giving rise to the claim, but in no event less than $6,000,000 (or $3,000,000 in the event that only SOW 1 and SOW 2 make up the ALIP SOWs).

(b) With respect to a SOW relating specifically to Consulting services, 1 times the Charges paid or payable to Accenture under such SOW, but in no event less than $2,000,000.

(c) With respect to a SOW relating specifically to Outsourcing services, the Charges paid or payable to Accenture under such SOW under the Agreement during the twelve (12) month period immediately preceding the most recent event giving rise to the claim, but in no event less than $2,000,000.

Such limitation will apply regardless of whether such liability is based upon an action or claim in contract, tort (including negligence), warranty, misrepresentation, equity or otherwise (including any action or claim arising from the acts or omissions of the liable Party or, as the case may be, its Affiliate).

The damages limitation in this Section 11.1 will not apply to: (a) either Party’s negligence causing death or tangible property damage; (b) the Parties’ indemnification obligations under Sections 9.1 (except 9.1(e)), 9.2 (except 9.2(e)), 9.3.1, 9.3.2, and 10.5; (c) Client’s non-performance of its payment obligations pursuant to this Agreement; (d) either Party’s breach of its obligations with respect to Confidential Information of the other Party under Section 6 hereof ; (e) either Party’s breach of its obligations with respect to Section 7 including the Data Protection Procedures as described in Section 7 and Exhibit 5; or (f) either Party’s Gross Negligence or Willful Misconduct.

11.2 Limitation of Category of Liability. EXCEPT AS OTHERWISE SET FORTH HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGE, LOSS OR EXPENSES (INCLUDING BUSINESS INTERRUPTION, LOST BUSINESS, LOST PROFITS, LOST DATA OR LOST SAVINGS) EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE EXISTENCE. For purposes hereof, any and all losses, fines, expenses, damages, costs, liabilities and fees, including reasonable attorneys’ fees and expenses, paid to a third party under Section 9 or Section 10.5 shall be considered direct damages not subject to the foregoing limitation.

The damages limitation in this Section 11.2 will not apply to: (a) either Party’s negligence causing death or tangible property damage; (b) the Parties’ indemnification obligations under Sections 9.1 (except 9.1(e)), 9.2 (except 9.2(e)), 9.3.1, 9.3.2 and 10.5; (c) Client’s non-performance of its payment obligations pursuant to this Agreement; (d) either Party’s breach of its obligations with respect to Confidential Information of the other Party under Section 6 hereof or (e) either Party’s Gross Negligence or Willful Misconduct.

11.3 Data Breach Damages. In the instance of Accenture’s breach of its obligations with respect to Section 7 including the Data Protection Procedures as described in Section 7 and Exhibit 5, Accenture shall be liable for all (without regard to Section 11.1 or 11.2): (i) costs and expenses incurred by Client for notifications required in Client’s reasonable discretion; (ii) costs and expenses incurred for credit monitoring, toll-free information services and any similar services that companies typically make available to affected individuals in connection with such breaches for a period not to exceed 12 months from the date of the breach; (iii) nonappealable fines, sanctions and penalties imposed on Client by a governmental authority; and (v) expenses incurred by Client in responding to such breach as such expenses are typically incurred by companies in connection with such breaches, including expenses for forensic experts and consultants.

11.4 Mitigation. Each Party has a duty to mitigate any damages or losses (including the Damages) that would otherwise be recoverable from the other Party pursuant to this Agreement by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages or losses.

11.5 Reasonable Allocations. The allocations of liability in this Section 11 represent the agreed and bargained-for understanding of the Parties and Accenture’s compensation for the Services reflects such allocations.

11.5 Reserved.

12. TERMINATION.

12.1 Termination for Convenience. Unless otherwise provided in the applicable SOW, Client may, without cause, terminate a SOW (or any portion thereof) by giving at least ninety (90) days prior written notice to Accenture.

12.2 Termination for Cause. Client, upon giving thirty (30) days written notice identifying specifically the basis for such notice, may terminate an SOW in the event of material breach by Accenture of such SOW, or may terminate this Agreement and all underlying SOWs for material breach of this Agreement; unless in each case Accenture cures such breach within the thirty (30) day period.

12.3 Termination by Accenture.

A. Accenture may terminate any SOW upon sixty (60) days written notice where Client has failed to pay undisputed Charges with respect to such SOW, and fails to cure such nonpayment within the foregoing sixty (60) day notice period. In such event (or any other termination or expiration), Accenture will provide Termination Assistance Services in accordance with this Agreement and the applicable SOW(s).

B. Accenture may terminate the Agreement upon thirty (30) days written notice where Client has materially breached its confidentiality obligations under Section 6 with respect to Accenture-Owned Intellectual Property, Accenture-Provided Intellectual Property or Confidential Information of Accenture, and fails to cure such breach within the foregoing thirty (30)-day notice period. In such event (or any other termination or expiration), Accenture will provide Termination Assistance Services in accordance with this Agreement and the applicable SOW(s).

12.4 Termination for Insolvency. In addition to all other rights or remedies provided for in this Agreement or by law, either Party may by written notice terminate this Agreement in whole, but not in part, in the event that: (a) the other Party makes a general assignment for the benefit of creditors; (b) the other Party becomes or is unable to pay debts as they fall due; (c) a trustee, custodian or receiver is appointed by any court with respect to the other Party or any substantial part of such Party’s assets; (d) an action is taken by or against the other Party under any bankruptcy or insolvency laws or laws relating to the relief of debtors, including the United States Bankruptcy Code and such action is not dismissed within 60 days of commencement of the action; or (e) the other Party is the subject of a winding-up petition which is not dismissed within five business days, or a resolution is passed for its winding-up.

12.5 Reserved

12.6 Termination Charges. Client shall pay Accenture for the undisputed Services rendered and expenses incurred by Accenture prior to the date of termination. Upon termination by Client under Section 12.1 or 12.7, Client shall also pay Accenture for Termination Charges if and to the extent set forth in the applicable SOW, except that with respect to a termination by Client under Section 12.7, Client would only have to pay Accenture 50% of such Termination Charge.

12.7 Termination Following Accenture Change of Control. In addition to the other termination rights set forth in this Section 12, Client may terminate this Agreement or any SOW hereunder upon at least ninety (90) days prior written notice which shall be no more than twelve (12) months following the occurrence of an Accenture Change of Control. For purposes hereof, an “Accenture Change of Control” means a change in the direct or beneficial ownership of 50% or more of the issued and voting share capital of Accenture, or the right to appoint at least a majority of the directors or managers of Accenture, or the right to receive 50% or more of the profits of Accenture.

13. GOVERNANCE.

13.1 Governance Structure and Dispute Resolution. Exhibit 2 (Governance) of this Agreement outlines the governance structure, the participants in the process, and the roles and responsibilities for overseeing delivery of the Services. Exhibit 2 describes the escalation process for Disputes that cannot be resolved at the various levels within the governance structure or various levels of management within Client and Accenture.

13.1.1 Arbitration.

(a)	If a Dispute cannot be resolved as provided in Section 13.1 above, the Dispute will be exclusively and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and the AAA Optional Procedures for Large, Complex Commercial Disputes. Any arbitration will be conducted on an individual, rather than a class-wide, basis.

(b)	The arbitration will be conducted in New York, New York, unless the Parties agree on another location.

(c)	The arbitration will be conducted by three arbitrators. Each Party will appoint an arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other Party by 15 days after the due date of the respondent’s answering statement. The two Party-appointed arbitrators will jointly agree upon and appoint a third arbitrator who will serve as the chairperson of the arbitral panel. The two Party arbitrators will obtain the chairperson’s acceptance of such appointment and notify the Parties in writing of said appointment and acceptance within 30 days after their appointment and acceptance as party arbitrators. If the two Party-appointed arbitrators are unable to agree upon the selection and appointment of the chairperson within that time frame, they will so notify the Parties in writing. Upon such notice, one or both of the Parties may request in writing that the chairperson be appointed by AAA in accordance with the AAA Rules. The AAA will notify the Parties in writing of the appointment and acceptance of the chairperson within 21 days of receiving such request.

(d)	The Parties will be entitled to engage in reasonable discovery, including requests for production of relevant non-privileged documents. Depositions and interrogatories may be ordered by the arbitral panel upon a showing of need. It is the Parties’ intent that the discovery proceedings be conducted in a cost-effective manner.

(e)	All decisions, rulings, and awards of the arbitral panel will be made pursuant to majority vote of the three arbitrators. The award will be in accordance with the applicable law, will be in writing, and will state the reasons upon which it is based. The arbitrators will have no power to modify or abridge, or make an award in contravention of, the terms of this Agreement, including, but not limited to, Section 11 (Limitation of Liability) of this Agreement. The award of the arbitrators will be final, and judgment on the award may be entered by any court having jurisdiction to do so.

(f)	Costs incurred in the arbitration proceeding, including attorneys’ fees and expenses, will be borne in the manner determined by the arbitral panel.

(g)	Nothing in this Agreement will prevent the Parties, prior to the formation of the arbitral panel, from applying to a court of competent jurisdiction for provisional or interim measures or injunctive relief as may be necessary to safeguard the property or rights that are the subject matter of the arbitration. Once the arbitral panel is in place, it will have exclusive jurisdiction to hear applications for such relief, except that any interim measures or injunctive relief ordered by the arbitral panel may be immediately and specifically enforced by a court of competent jurisdiction.

(h)	Unless otherwise agreed by the Parties or required by law, the Parties, the arbitrators, and AAA will maintain the confidentiality of all documents, communications, proceedings, and awards provided, produced, or exchanged pursuant to an arbitration conducted under this Section 13.1.

13.2. Changes. Each Party may propose a change to the scope, terms or conditions of this Agreement and such change shall only be effective when it is set forth in a writing executed by authorized representatives of both Parties (“Change Order”). The Parties shall follow the Change Control Procedure specified in Exhibit 2 (Governance). Neither Party will be entitled to or obligated by such a change until it has been executed in writing in an applicable Change Order. Once approved, such a change will be deemed to supplement or modify, as applicable, the terms and conditions of this Agreement to which it pertains. Despite the foregoing, if Accenture, at the written request of Client or with the prior written agreement of Client, performs work without a Change Order that is not covered by an SOW or that exceeds the scope of Services defined in the applicable SOW, such work will be considered Services provided under this Agreement and Client shall compensate Accenture for such Services as provided for in Section 3 above, in accordance with Accenture’s time and materials rates.

14. COMPLIANCE WITH LAWS.

14.1 Client Laws. Client shall comply with all laws that pertain to Client’s operation of its business or that of its Affiliates, including all laws relating to Client’s employment and compensation of Client personnel, accounting and financial reporting, and/or that regulate Client in its capacity as a provider of products and services to its industry (including the Data Privacy Laws) (“Client Laws”).

14.2 Accenture Laws. Accenture shall perform the Services in compliance with all laws that pertain to Accenture’s operation of its business or that of its Affiliates, including all laws relating to Accenture’s employment and compensation of Accenture personnel, accounting and financial reporting, and/or that regulate Accenture in its capacity as a provider of professional consulting/outsourcing services (including the Data Privacy Laws) (“Accenture Laws”).

14.3 Client Compliance Directives. Client may instruct Accenture in writing as to the manner in which it desires Accenture to perform the Services or implement changes to the Services so as to permit Client to comply with any Client Laws (a “Client Compliance Directive”), and, provided Client so instructs Accenture, Accenture shall comply with such instructions, and shall be authorized to act and rely on, and shall implement, each Client Compliance Directive in the performance and delivery of the Services as agreed by the Parties as of the Effective Date (or subsequently in accordance with the Change Control Procedure). For purposes hereof, portions of the TIAA Policies that are applicable to Services under an SOW shall be considered Client Compliance Directives, and accordingly Accenture shall comply with such TIAA Policies or applicable portions thereof.

14.4 Interpretive Issues. If Accenture determines in good faith that the performance of the Services requires an interpretation of any aspect of Client Compliance Directives (an “Interpretive Issue”), Accenture shall give Client a written request for interpretation, which will include the factual scenario in issue for resolution. Client shall as soon as practical instruct Accenture in writing with respect to each such Interpretive Issue so presented to it, and Accenture is authorized to act and rely on, and shall promptly implement such Client instruction(s) in the performance and delivery of the Services as agreed by the Parties in accordance with the Change Control Procedure. All Client interpretative responses regarding Interpretive Issues will be deemed Client Compliance Directives. Client shall be responsible for any fines or penalties imposed on Accenture or Client by a governmental authority resulting from Accenture’s failure to comply with Client Compliance Directives to the extent such fines or penalties result from Client’s failure to respond, within a reasonable period of time, to a written request by Accenture for interpretation of any Client Law or Client Compliance Directive. To the extent of any change in Client Laws, or if there is a change to the Services as a result of a Client Compliance Directive, the cost of such change shall be borne by Client as determined and mutually agreed in accordance with the Change Control Procedure.

14.5 Reserved

14.6 Export Control.

14.6.1 Notwithstanding any other provision of this Agreement to the contrary: (a) each Party shall retain responsibility for its compliance with all applicable export control laws and economic sanctions programs relating to its respective business, facilities, and the provision of services to the other Party or third parties; and (b) neither Party shall be required by the terms of this Agreement to be directly or indirectly involved in the provision of goods, software, deliverables, work, services and/or technical data that may be prohibited by applicable export control or economic sanctions programs.

14.6.2 Prior to providing Accenture with any goods, software, deliverables, services and/or technical data subject to export controls controlled at a level other than EAR99/AT, Client shall provide written notice to Accenture specifying the nature of the controls and any relevant export control classification numbers. Accenture may decline to receive goods, software, services and/or technical data subject to export controls at a level other than EAR99/AT. In conducting the Services, Accenture agrees it will not export or re-export any software and technical data or any direct product thereof without the prior written approval of Client (except to the extent specifically contemplated under an applicable SOW) or undertake any transaction in violation of any import or export laws or regulations.

14.6.3 Where Accenture is required to provide any entity/ third party with any goods, software, deliverables, services and/or technical data arising from or under the performance of this Agreement, Accenture shall take steps to ensure that any such provision of goods, software, deliverables, services and/or technical data to such entity is not subject to restrictions or prohibitions under applicable export control or economic sanctions programs.

15. ACCEPTANCE.

The Parties will subject each Deliverable and each milestone designated under any SOW (a “Milestone”) to Acceptance Testing prior to it being placed into production or live running (or otherwise being Accepted) to verify that it satisfies the acceptance criteria established for such Deliverable or Milestone. The Parties will establish objective acceptance criteria for each Deliverable or Milestone using Client, Accenture and industry standards. Acceptance criteria may vary by Deliverable or Milestone. Such objective criteria will be mutually agreed upon in writing by Client and Accenture as soon as practicable but in any event no later than 30 days after the date on which detailed design specification and detailed scoping is completed for the applicable Deliverable or Milestone. Acceptance Testing will be conducted in accordance with the procedures set out in the applicable SOW. If no acceptance provisions are specified in relation to a particular Deliverable or Milestone, such Deliverable or Milestone will be deemed accepted if, within 30 days after delivery or submission for Acceptance, Client has not provided to Accenture written notice identifying specifically any basis for not approving such Deliverable or Milestone. In the event that Client determines that a Deliverable should be placed into a production or live running or places a Deliverable into production or live running before satisfactory completion of Acceptance Testing, the Deliverable will be deemed to have been accepted by Client.

16. AUDITS.

16.1 Operational Audits. Subject to the provisions of Section 16.4, Accenture will provide to such auditors (including third-party auditors (including regulators) and Client’s internal audit staff) as Client may designate in writing, access to the portions of any facility at which the Services are being performed, to appropriate Accenture management personnel and material subcontractors, and to the pertinent data and records maintained by Accenture with respect to the Services: (a) for the purpose of performing audits and inspections of Client and its businesses (including any audits necessary to enable Client to meet its applicable regulatory requirements), and (b) to confirm that the Services are being provided in accordance with this Agreement, including the Service Levels and compliance with Data Protection Procedures. Subject to Section 16.3.3, any such audits will be conducted at Client’s expense. Audits by Client to verify Accenture’s compliance with the Data Protection Procedures will be conducted in accordance with Exhibit 5 and Section 16.4.1 of this Agreement.

16.2 SSAE 16.

16.2.1 Accenture issues reports under the Statement on Standards for Attestation Engagements (SSAE) No. 16 “SSAE 16” and International Standard on Assurance Engagements (ISAE) 3402 “ISAE 3402” standards. During each calendar year during the Term of the Agreement, Accenture will provide, at Accenture’s cost, reports with a joint opinion under both the SSAE 16 and ISAE 3402 standards for locations that are common Accenture delivery centers (i.e., service centers from which services are provided to multiple clients) as identified in the following sentence. Accenture Service Locations that will participate in the program are: India (centers in Bangalore, Mumbai, Chennai, Hyderabad, Pune, Kolkata, and Delhi-National Capital Region), Philippines, (Manila and Cebu), Prague, Bratislava, Mauritius, Warsaw, Bucharest, Kronberg, Hof, Warwick, Belo Horizonte (Brazil), Buenos Aires (Argentina), China (centers in Shanghai, Dalian and Chengdu), and the U.S. (Cincinnati, Ohio, King of Prussia, PA, and San Antonio, TX). For each of the foregoing delivery centers, for the Term of the Agreement, Accenture will provide an SOC 1, Type 2 report; for the India and Philippine delivery centers, Accenture will also provide an SOC 2, Type 2 report (or reports that are substantially equivalent to the same provided such equivalent reports have content and provisions that are no more than what is then accepted in the industry). The scope of these reports will be the common controls that support multiple clients served from Accenture delivery centers. The control objectives are based upon guidance from the Information Technology Governance Institute. The reporting period will be from January 1 to October 1 of each calendar year with an estimated delivery date of approximately November 1, but no later than November 15. Client and its external auditor will be provided copies of relevant reports upon issuance. Accenture will provide Client a representation letter (otherwise referred to as a “bridge letter”) in relation to the time period which is not covered by the reports. Client agrees to be a sample client for purposes of testing and consents to Accenture disclosing Client information relevant to these audits to Accenture’s SSAE 16/ISAE 3402 auditors. For the avoidance of doubt, no Client Confidential Information or information that could potentially identify Client as a customer of Accenture will be disclosed in the reports. Accenture will comply with future guidance relating to SSAE 16/ISAE 3402 as issued by the AICPA, IAASB, the Securities and Exchange Commission or the Public Company Accounting Oversight Board.

16.2.2 Other than in connection with the provision of Services pursuant to a Client-approved business continuity and /or disaster recovery assistance plan, if either Party requests that Services, which in Client’s reasonable opinion are required to be provided from a location covered by an ISAE 3402/SSAE 16 report described above, be provided from a location not covered by an ISAE 3402/SSAE 16 report, the Parties will address how to meet such requirement and mutually agree upon and document any additional procedures or protocols using a Change Order prior to the Services being provided from such location. Notwithstanding the foregoing, Accenture may not relocate any Services from an Accenture Service Location that is covered by such report to one that is not without Client’s prior written approval.

16.2.3. In addition to the SSAE 16/ISAE 3402 audit provided above, Client, at its own expense, may further audit Accenture (either at Client’s facilities or that portion of Accenture’s delivery center from which Services are provided to Client) in accordance with the terms covered in Section 16.2.1. If Client requests a Client-specific SSAE 16 or ISAE 3402 or joint SSAE 16/ISAE 3402 report, Accenture will contract with a “Big 4” accounting firm to perform the Client-specific audit. Client will be responsible for all costs associated with the Client-specific audit. Client will be able to set the scope which shall be reasonably related to the Services and those portions of the Accenture Service Locations from which Services will be provided to Client, establish the control objectives, determine the frequency of such audit, and determine the reporting period.

16.3 Financial Audits.

16.3.1 Accenture shall maintain complete and accurate books, records and accounts to support and document fees and expenses charged to Client in accordance with this Agreement (“Accenture Records”). Accenture shall keep, at no additional cost to Client, in a reasonably accessible location, all such Accenture Records for a period of seven (7) years or as required by law, if longer. The Accenture Records may be reviewed and copied by Client subject to the Confidentiality provisions herein, during normal business hours and at such reasonable times as Client and Accenture may determine. Accenture Records available for review shall exclude any records pertaining to Accenture’s other customers, which shall be deemed proprietary and confidential.

16.3.2 Subject to the provisions of Section 16.4, Accenture will provide to such auditors as Client may designate in writing, access to such records and supporting documentation as may be reasonably requested by Client in connection with audits of the Charges charged to Client to determine whether such Charges are accurate and were calculated in accordance with this Agreement.

16.3.3 Except as provided in Section 16.4 and this Section, any such audits will be conducted at Client’s expense. If, as a result of such audit, it is discovered that Accenture has materially overcharged Client by more than ten percent (10%) of one month of Charges paid or payable to Accenture, Client will notify Accenture of the amount of such overcharge and Accenture shall promptly reimburse Client for the reasonable out-of-pocket costs and expenses incurred in performing the audit and shall also promptly pay the amount of the overcharge. If as a result of the audit it is discovered that Accenture has overcharged Client but by less than the foregoing ten percent (10%) threshold, Client will notify Accenture of the amount of such overcharge and Accenture shall promptly pay the amount of the overcharge. If the audit reveals an undercharge, Client shall promptly pay to Accenture the amount of the undercharge. Accenture may dispute, pursuant to Exhibit 2, the findings of any audit and shall not be obligated to pay Client any amounts pursuant to this Section 16.3 pending resolution of any such Dispute.

16.4 General Principles Regarding Audits.

16.4.1 Client and its auditors must conduct such audits in a manner that will result in a minimum of inconvenience and disruption to Accenture’s business operations. Audits may be conducted only during normal business hours, and no more frequently than annually with respect to a particular type of audit for each SOW (except with respect to follow-up audits in the wake of discovered deficiencies). Client and its auditors will not be entitled to audit (a) data or information of other customers or clients of Accenture; (b) any cost information unless such is the basis of a reimbursable or Pass-Through Expense; or (c) any other Confidential Information of Accenture that is not relevant for the authorized purposes of the audit. Client must provide Accenture with not less than two (2) weeks’ prior written notice of an audit (except in emergency situations or where a lesser notice period is required with respect to a regulatory audit). Accenture will use reasonable efforts to cooperate in the audit, will make available on a timely basis the information reasonably required to conduct the audit and will assist the designated employees of Client or its auditors as reasonably necessary. To the maximum extent possible, audits will be designed and conducted (in such manner and with such frequency) so as not to interfere with the provision of the Services. All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, constitutes Confidential Information of Accenture, and will be subject to Section 6 above.

16.4.2 Client shall not use any Accenture Competitors (as identified in Exhibit 8 hereto, as such list may be reasonably modified from time by Accenture) to conduct any such audit without Accenture’s prior written consent.

16.4.3 The auditors and other representatives of Client shall execute and deliver such confidentiality and non-disclosure agreements and comply with such security and confidentiality requirements as Accenture may require in connection with such audits.

16.5 Information Security Audit. Upon prior written notice and at a mutually acceptable time, Client or Client representatives (e.g., external audit consultants or regulators) may audit, test and/or inspect the Accenture’s Data Protection Procedures and the Accenture’s facilities to assure Client Confidential Information is adequately protected. This information security audit is in addition to other audit rights granted herein. The Parties will mutually agree upon the scope of such audits, tests or inspections, which may extend to Accenture subcontractor and Pre-Approved Subcontractors listed in the applicable SOW locations and other Accenture resources (other systems, environmental support, recovery processes, data centers, backup locations, call centers etc.) used to support the systems and handling of Confidential Information, provided that Client shall not be provided access to the data of any other Accenture client or to personal data of Accenture Personnel. Accenture shall inform Client of any internal auditing capability it possesses and permit Client to consult on a confidential basis with such auditors at all reasonable times. Accenture shall promptly take action at its expense to correct all issues identified by an information security audit that, Client, in its reasonable discretion, identifies as requiring correction.

16.6 Audit Conferences.

As part of the overall governance process under this Agreement, the Parties will meet to review each audit report promptly after the issuance thereof and mutually agree upon the appropriate manner, if any, in which to respond to the changes suggested by the audit report. Accenture will respond promptly to audit reports in writing, but in no event more than 30 days from receipt of each report, and promptly take action at its expense to correct material matters or items identified in any audit report that Client, in its reasonable discretion, determines require correction. If Accenture disagrees with Client’s determination that corrective action is required with respect to any matter, such disagreement shall be subject to dispute resolution in accordance with Section 13 and Exhibit 2 hereof.

17. Reserved

18. MISCELLANEOUS.

18.1 Complete Agreement. This Agreement sets forth the entire understanding between the Parties and supersedes all prior agreements, conditions, warranties, representations, arrangements and communications, whether oral or written, with respect to the subject matter of this Agreement whether with or by Accenture, any of its Affiliates, or any of their employee, officers, directors, agents or shareholders except the COAC, the Zenta Agreement, and the Cadence Agreement. Neither this Agreement nor any SOW may be modified or amended except by the mutual written agreement of the Parties. Any purchase order issued by Client will be for its administrative purposes only and none of its terms and conditions will be of any force or effect against Accenture. Each SOW, except as its terms otherwise expressly provide, will be a complete statement of its subject matter and will supplement and modify the terms and conditions of this Agreement for the purposes of the corresponding SOW only. Each Party acknowledges that it is entering into this Agreement solely on the basis of the agreements and representations contained herein, and that it has not relied upon any representations, warranties, promises, or inducements of any kind, whether oral or written, and from any source, other than those that are expressly contained within this Agreement. Client acknowledges that it is entering into this Agreement for its own and its Affiliates’ purposes and not for the benefit of any other third parties. The terms of this Agreement, including this Section 18 and each SOW, have been the subject of specific negotiations by the Parties. Each Party acknowledges that it is a sophisticated business entity and that in negotiating and entering into this Agreement it has had the opportunity to consult with counsel of its choosing. Either Party may assign this Agreement or any SOW to an Affiliate; however, the assignor shall remain responsible for the obligations of the assignee. Neither Party may otherwise assign this Agreement or any SOW without the prior written consent of the other. All provisions of this Agreement which are by their nature intended to survive the expiration or termination of this Agreement shall survive such expiration or termination, including Sections 3.1, 5, 6, 7, 8, 9, 11, 12.6 and 18.

18.2 Severability. If any term or provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, such term or provision will not affect the other terms or provisions of this Agreement or this Agreement as a whole, but such term or provision will be deemed modified to the extent necessary, in the court’s opinion, to render such term or provision enforceable, preserving to the fullest permissible extent the intent and agreements of the Parties set forth in this Agreement.

18.3 Notices. Any notice or other communication provided under this Agreement must be in writing and must be delivered personally, sent by express courier or sent by registered post (return receipt requested). Any such notice will be deemed given when actually received and will be addressed to such Party at the address set forth on the initial page of this Agreement or otherwise as specified in the applicable SOW. Either Party may change its address for notices upon giving ten (10) days’ written notice of the change to the other Party given in the manner provided above.

18.4 Force Majeure. Subject to Section 2.5, neither Party will be liable for any delays or failures in performance (other than payment obligations under this Agreement), losses or damage to the extent due to the following circumstances (or circumstances similar to the following beyond its reasonable control, each a “Force Majeure” event): acts of God, disease, war, terrorism or the public enemy; riot, civil commotion or sabotage; expropriation, condemnation of facilities, Changes in Law, national or state emergencies or other governmental action; strikes, lockouts, work stoppages or other such labor difficulties (other than difficulties suffered by Accenture or its Affiliates or authorized subcontractors); floods, droughts or other severe weather; fires, explosions or other catastrophes; or accidents causing damage to or destruction, in whole or in part, of the equipment or property necessary to perform the Services.

18.5 Publicity. All advertising, press releases, public announcements and public disclosures (including, but not limited to, social media sites such as Facebook, Twitter, Instagram, etc.)) by either Party relating to this Agreement that includes (a) the other Party’s name, trade names, trademarks, logos, service marks or trade dress (collectively, “Name”) or (b) language from which the connection of such Name may be inferred or implied, will be coordinated with and subject to approval by both Parties prior to release, which approval may be withheld by either Party in its sole discretion. Either Party may include the other on any internal communications including list of clients/vendors.

18.6 Waivers. No waiver of any provision of this Agreement will be effective unless it is in writing and signed by the Party against which it is sought to be enforced. The delay or failure by either Party to exercise or enforce any of its rights under this Agreement will not constitute or be deemed a waiver of that Party’s right to thereafter enforce those rights, nor will any single or partial exercise of any such right preclude any other or further exercise of these rights or any other right.

18.7 Interpretation. Approvals and consents sought by a Party from the other under this Agreement shall not be unreasonably withheld by the other Party. The headings in the sections and subsections of this Agreement are for convenience only. The phrase “and/or” in reference to its objects to A or B means “either A, or B or both”. The word “including” (and its grammatical variations) or the phrase “e.g.” each mean “including, without limitation”. References to “such as”, “for example” and the like will be deemed to be followed by the term “without limitation”.

18.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of State of New York, without giving effect to conflict of law rules that would result in the application of the laws of any other jurisdiction, and excluding the United Nations Convention on the International Sale of Goods.

18.9 Supplier Diversity.

18.9.1 Accenture recognizes Client’s supplier diversity efforts supporting minority, woman and disabled-owned business enterprises and its commitment to the participation of such suppliers in Client’s procurement requirements.

18.9.2 Definitions: For purposes of this Agreement, the following are the definitions of “Minority-Owned Business Enterprise,” “Minority Group,” “Woman-Owned Business Enterprise,” “Disabled Veteran-Owned Business Enterprise” and “Disabled-Owned Business Enterprise:”

“Minority-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, physically located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled, by one or more member(s) of a Minority Group who maintain United States citizenship.

“Minority Group” means African Americans, Hispanic Americans, Native Americans (American Indians, Eskimos, Aleuts, and native Hawaiians), Asian-Pacific Americans, and other minority group as recognized by the United States Small Business Administration Office of Minority Small Business and Capital Ownership Development.

“Woman-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled by a female of United States citizenship.

“Disabled Veteran-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated, and controlled by a disabled veteran. The disabled veteran’s ownership and control shall be real and continuing and not created solely to take advantage of special or set aside programs aimed at supplier diversity. The Association of Service Disabled Veterans, www.asdv.org provides certification for this category of business owners throughout the United States.

“Disabled-Owned Business Enterprise” is recognized as a “for profit” enterprise, regardless of size, located in the United States or its trust territories, which is at least fifty-one (51%) percent owned, operated and controlled, by an individual of United States citizenship with a permanent mental or physical impairment that substantially limits one or more of the major life activities and which has a significant negative impact upon the company’s ability to successfully compete. The ownership and control shall be real and continuing and not created solely to take advantage of special or set aside programs aimed at supplier diversity. Due to the absence of a certifying agency for this category of business owners, the Disabled-Owned Business Enterprise must complete an affidavit and provide supporting documentation to be eligible for consideration towards diverse supplier participation.

18.9.3 In addition to the above criteria to qualify as a Minority, Woman or Disabled-Owned Business Enterprise under this Agreement, the diverse supplier must be certified by an agency acceptable to Client.

Participation Representation: Accenture represents it is not a Minority, Woman, Disabled or Veteran-Disabled Owned Business Enterprise and agrees to the following:

18.9.4 During the term of this Agreement, at no additional charge to Client and consistent with the performance of this Agreement, Accenture shall endeavor to use, when and where appropriate depending on the services and subcontractors to be used under a particular SOW, Minority-Owned Business Enterprise(s), Woman-Owned Business Enterprise(s) and Disabled-Owned Business Enterprise(s), as suppliers or subcontractors to Accenture .

18.9.5 Accenture shall provide Client upon Client’s reasonable request, summary reports illustrating Accenture’s usage of Minority, Woman and Disabled Owned Business Enterprises.

18.10 Environmental Initiatives. Client encourages all of its suppliers to implement and adhere to environmentally beneficial policies and practices. Accenture shall use commercially reasonable efforts to implement environmentally beneficial practices specific to its industry that meet at least the minimum standard (if any) recommended for its industry. Upon Client’s reasonable request, Accenture will provide Client with written information on its environmental policies and procedures.

18.11 Federal Supplier Obligations. Unless exempted, Accenture hereby agrees to comply with Section 202, paragraphs 1 through 7, of Executive Order 11246 (Nondiscrimination in Employment by Government Suppliers), as amended, and the affirmative action clauses as set forth in 41 C.F.R. 60-1.4, 41 C.F.R. 60-250.5, 41 C.F.R. 61-250.10, 41 C.F.R. 60-300.5(a) and 41 C.F.R. 60-741.5 (prohibiting discrimination against qualified individuals on the basis of protected veteran status and disability and requiring affirmative action to employ and advance in employment protected veterans and qualified individuals with disabilities), 29 C.F.R. Part 470 (requiring covered unionized Suppliers and subcontractors informing their employees of certain rights) and 29 C.F.R. Part 471, Appendix A to Subpart A, which are all incorporated herein by reference. Accenture represents that it is in compliance with all similar orders, rules, regulations and laws prohibiting discrimination in employment and further agrees that it will not discriminate on the basis of race, color, religion, sex, sexual orientation, age, national origin, disability, status as a covered veteran, or other protected status.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

ACCENTURE LLP		TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Andy Burgin	By:	/s/ Michael Carroll

Name:	Andy Burgin	Name:	Michael Carroll

Title:	Managing Director	Title:	Senior Sourcing Manager